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[LETTERHEAD]

                                   June 28, 1996

[ * ]

Attention: [ * ]
     Director Presidente

                              INTERIM AGREEMENT

Dear Mr. Fernandes:

     In connection with recent discussions between Stericycle, Inc. ("Stericycle") and [ * ] regarding a proposed comprehensive Agreement for Technical and Industrial Cooperation (the "Definitive Agreement") for the use of Stericycle's proprietary systems and technology for medical waste management in Brazil, we hereby set forth our agreement with respect to short-term cooperation (the "Interim Agreement"), subject to formal approval of the parties' Boards of Directors.

     1. INTRODUCTION. Stericycle owns (a) certain proprietary medical waste treatment and recycling technology; (b) certain proprietary know-how respecting operations, sales, marketing and regulatory compliance, (c) certain patents, trademarks, and other proprietary intellectual property, and (d) certain proprietary programs, systems, literature and training methods ((a) - (d) collectively referred to as the "Stericycle Proprietary Rights"). [ * ] are experienced and knowledgeable engineers, developers and operators in the waste management industry in South America. Stericycle and [ * ] have reached an Interim Agreement whereby [ * ] may utilize the Stericycle Proprietary Rights in Sao Paulo and Rio de Janeiro Brazil in order to participate in contract procurement activities.

     2. LICENSE. Stericycle shall grant [ * ] an exclusive license to use Stericycle Proprietary Rights in Sao Paulo and Rio de Janeiro Brazil, including the use of the trademark "Stericycle" during the term of the Interim Agreement. The license shall not include sublicensing rights.

     3. TERRITORY. The Interim Agreement grants rights only in Sao Paulo and Rio de Janeiro Brazil. The parties contemplate that the Definitive Agreement, if and when effective, will grant exclusive rights to [ * ] in Brazil. The parties will discuss in good faith the expansion of the territory to include the countries of Argentina and Chile.

     4.   TERM. The term of the Interim Agreement shall be for 180 days.

     5. DEFINITIVE AGREEMENT. The parties agree to negotiate in good faith the terms and conditions of the Definitive Agreement within 180 days from the date hereof. If no definitive Agreement has been entered into within the aforesaid 180-day period, except for the provisions of paragraph 8 hereof relating to confidentiality which shall continue in effect, (a) this Interim Agreement shall expire and be

*    omitted; filed separately with the Commission.

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Mr. [ * ]
June 28, 1996
Page 2

of no further effect, and (b) [ * ] shall no longer have any license or other rights to the Stericycle Proprietary Rights, and shall return any documents or other embodiment of the information comprising such Stericycle Proprietary Rights to Stericycle. Upon the effectiveness of the Definitive Agreement, Stericycle will commit to provide equipment capable of processing [ * ] of medical waste per 24 hour day, in a processing facility built in an appropriate [ * ] supplied building and site for a price not to exceed [ * ] U.S. net of freight, duties and taxes. [ * ] shall also pay royalties to Stericycle not to exceed [ * ] per pound of medical waste. These sums are subject to revision based upon final plant configuration and range of services offered.

     6.   INTERIM AGREEMENT.

     (a)  During the terms of this Interim Agreement Stericycle will:

          (i)     provide [ * ] with access to Stericycle Proprietary Rights;

          (ii) provide [ * ] with executive support, on request, in support of the establishment of the Stericycle concept in Brazil and will reimburse Stericycle for expenses incurred in this regard;

          (iii) provide [ * ] with facility design, operational cost, data and strategies for Stericycle treatment and recycling technologies;

          (iv) provide [ * ] and its potential clients access to Stericycle's facilities in the US;

          (v) negotiate exclusively with [ * ] for medical waste management opportunities in Brazil.

     (b)  During the term of this Interim Agreement [ * ] will:

          (i) aggressively pursue medical waste treatment opportunities in the Sao Paulo and Rio de Janeiro market of Brazil;

          (ii) develop a plan for product offerings in these markets utilizing Stericycle's systems and proprietary information; and

          (iii) negotiate exclusively with Stericycle for medical waste management opportunities in Brazil.

     7. PAYMENTS. For the activities listed in paragraph 6(a)(i) - (iv) above, [ * ] will pay Stericycle [ * ] U.S. In addition, [ * ] will pay Stericycle
[ * ] U.S. in consideration of Stericycle's commitment in paragraph 6(a)(v) above, to deal exclusively with [ * ] during the term of this Interim Agreement for medical waste management opportunities in Brazil. Such payments shall be made in four monthly payments of [ * ] on July 1, 1996; [ * ] on August 1, 1996; [ * ] on September 1, 1996; and [ * ] on October 1, 1996.


*    omitted; filed separately with the Commission


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Mr. [ * ]
June 28, 1996
Page 3

     8. CONFIDENTIALITY. Stericycle and [ * ] recognize the highly confidential nature of their respective proprietary information (and in this regard, all information contained in the definition of Stericycle Proprietary Rights shall be proprietary information of Stericycle). Accordingly, Stericycle and [ * ] for themselves, their affiliates, officers, directors and agents hereby agree that they will hold in confidence, not disclose to others and not use except for purposes of this Interim Agreement and the Definitive Agreement described herein (if and when effective), any and all proprietary information disclosed to it by the other party. The provisions of this paragraph shall not apply to any proprietary information which (a) is or later becomes publicly known under circumstances involving no breach of disagreement by the receiving party; (b) was already known to the receiving party (other than by previous disclosure to the receiving party by the disclosing party) as evidenced by the receiving party's records at the time of receipt of such proprietary information from the disclosing party; or (c) is lawfully made available to the receiving party by a third party. Both parties recognize that money damages alone would not be an adequate remedy for the breach of this confidentiality provision, and therefore agree that, in the event of the breach of this provision by one party, the other party shall be entitled to injunctive relief or its functional equivalent under Brazilian law, prohibiting the breaching party from engaging in any business activities which employ the proprietary information of the other.

     9. FORM. The parties may reconsider the form of business relationship and characterization of fees to maximize the benefit of local business and tax laws.

     10. DISPUTE RESOLUTION. The parties agree that all disputes arising under this Interim Agreement will be resolved by binding arbitration before the American Arbitration Association using its commercial arbitration rules and applying the substantive laws of the State of Illinois.

     Please indicate your agreement to the terms of this Interim Agreement by signing and returning a copy to the undersigned.

                                   Stericycle, Inc.


                                   By: /s/ Anthony J. Tomasello
                                       ---------------------------
                                        Anthony J. Tomasello
                                        Vice President, Operations

[ * ]

By:     [ * ]
    -----------------------------------
       Director Presidente


*    omitted; filed separately with the Commission